EXHIBIT 5



Farmland Industries, Inc.
3315 North Farmland Trafficway
Kansas City, Missouri 64116

Gentlemen:

     I am acting as the General Counsel for Farmland Industries, Inc., a Kansas corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated issuance by the Company from time to time of Demand Loan Certificates, 10-year Subordinated Capital Investment Certificates, 5-year Subordinated Capital Investment Certificates, 10-year Subordinated Monthly Income Capital Investment Certificates, and 5-year Subordinated Monthly Income Capital Investment Certificates of the Company, which with respect to Demand Loan Certificates may be issued pursuant to an Indenture entered into between the Company and UMB Bank, National Association, as successor trustee to Commerce Bank of Kansas City, National Association and with respect to Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates may be issued under indentures entered into between the Company and Commerce Bank of Kansas City, National Association, as trustee. Said Demand Loan Certificates, Subordinated Capital Investment Certificates and Subordinated Monthly Income Capital Investment Certificates, when issued and sold in accordance with this Registration Statement presently to be filed with the Securities and Exchange Commission, Washington, D.C., and registered in accordance with the laws of the States in which the Certificates are and will be sold, will constitute valid and binding obligations according to their tenor and effect. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

     I have examined the originals, or certified, conformed or reproduction copies of all records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinions, I have relied upon, and assumed the accuracy of, certificates and statements and other information of public officials, officers or representatives of the Company and others.

     Based upon the foregoing, and subject to the limitations set forth herein, I hereby confirm the opinions attributed to me in the Registration Statement.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (including any Amendment thereto) and to the references to me under the captions "Legal Matters" and "Exchange Offers" in the Prospectus and "Legal Matters" and "Exchange Offers" in any Prospectus Supplement forming a part of the Registration Statement. In giving these consents, I do not hereby admit that I am in the category of persons whose consent is required under
Section 7 of the Securities Act.

     The opinions expressed herein are solely for the benefit of the Company and Trustees (who may rely on this letter as though it were an addressee) and may not be relied upon in any manner or for any purpose by any other person and may not be quoted in whole or in part without my prior written consent.

                                        Very truly yours,



                                        Robert B. Terry

December 24, 1996